EXHIBIT 23.1

DKM Certified Public Accountants 2451 N. McMullen Booth Road, Suite 308 Clearwater Florida 33759-1362 855.334.0934 www.dkmcpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 Amendment 3 is a part, of the report dated January 8, 2013 relative to the financial statements of Halex Energy Corporation, as of December 31, 2011 and for the period January 20, 2011 (date of inception) through December 31, 2011.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ DKM Certified Public Accountants
DKM Certified Public Accountants
Clearwater, Florida
November 11, 2013